Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2016 THIRD QUARTER RESULTS

ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115 PER SHARE

NEW YORK, NY, October 27, 2016 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the third quarter ended September 30, 2016. Operating EBITDA* in the third quarter of 2016 declined to $47.9 million from $61.1 million in the third quarter of 2015, primarily due to lower pulp sales realizations and sales volumes, partially offset by lower fiber prices, but increased from $34.7 million in the prior quarter of 2016.

For the third quarter of 2016, we had net income of $11.9 million, or $0.18 per basic and diluted share, compared to net income of $23.8 million, or $0.37 per basic and diluted share, in the third quarter of 2015 and a net loss of $4.2 million, or $0.07 per basic and diluted share, in the prior quarter of 2016.

Summary Financial Highlights

	Q3	Q2	Q3	YTD	YTD
	2016	2016	2015	2016	2015
	(in millions, except per share amounts)
Pulp revenues	$215.8	$198.1	$249.1	$644.5	$729.9
Energy and chemical revenues	$22.1	$20.1	$21.8	$65.4	$65.5
Operating income	$29.8	$16.8	$44.0	$74.7	$121.5
Operating EBITDA*	$47.9	$34.7	$61.1	$127.9	$172.5
Foreign exchange gain (loss) on intercompany debt	$-	$(0.3)	$-	$0.3	$(4.4)
Income tax provision	$(5.1)	$(7.9)	$(6.6)	$(19.2)	$(21.8)
Net income (loss)	$11.9	$(4.2)	$23.8	$16.5	$53.8
Net income (loss) per common share:
Basic	$0.18	$(0.07)	$0.37	$0.25	$0.84
Diluted	$0.18	$(0.07)	$0.37	$0.25	$0.83
Common shares outstanding at period end	64.7	64.7	64.5	64.7	64.5
Summary Operating Highlights
	Q3	Q2	Q3	YTD	YTD
	2016	2016	2015	2016	2015
Pulp production (‘000 ADMTs)	361.8	338.3	369.5	1,078.1	1,091.0
Annual maintenance downtime (‘000 ADMTs)	10.2	29.6	11.1	39.8	50.9
Annual maintenance downtime (days)	10	21	11	31	36
Pulp sales (‘000 ADMTs)	359.8	330.3	390.2	1,083.6	1,111.3
Average NBSK pulp list price in Europe ($/ADMT)(1)	810	798	843	800	862
Average NBSK pulp list price in China ($/ADMT)(1)	595	617	638	601	657
Average NBSK pulp list price in North America ($/ADMT)(1)	998	980	967	974	981
Average pulp sales realizations ($/ADMT)(2)	593	592	632	588	650
Energy production (‘000 MWh)	473.8	431.5	475.5	1,380.8	1,380.9
Energy sales (‘000 MWh)	208.4	190.3	214.8	606.0	610.5
Average energy sales realizations ($/MWh)	92	86	91	90	92
Average Spot Currency Exchange Rates:
$ / €(3)	1.1163	1.1295	1.1119	1.1166	1.1143
$ / C$(3)	0.7663	0.7762	0.7642	0.7578	0.7943

(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

* Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

President’s Comments

Mr. David M. Gandossi, Chief Executive Officer, stated:

•

“In the current quarter, our mills generally performed well, with normal levels of pulp and energy production resuming at our Celgar mill after a challenging second quarter and continued solid pulp production at our Stendal and Rosenthal mills;

•

Energy and chemical revenues in the current quarter of 2016 increased by about 10% from the prior quarter of 2016, as a result of increased energy sales, and by about 2% from the same quarter of 2015, as a result of increased chemical sales;

•

In the third quarter of 2016, pulp prices in Europe and North America were marginally higher than the prior quarter while prices in China decreased by about 4% compared to the prior quarter of 2016 due to the seasonal summer slowdown. As a result, our average pulp sales realizations were largely unchanged from the prior quarter of 2016. At the end of the current quarter, list prices in Europe, China and North America were approximately $810, $590 and $995 per ADMT, respectively;

•

Overall, fiber prices decreased by approximately 7% at our mills in the current quarter compared to each of the prior quarter and the same quarter of 2015, primarily as a result of a balanced wood market and strong sawmilling activity in both Germany and the Celgar mill’s fiber basket;

•	In the current quarter, Operating EBITDA increased to $47.9 million from $34.7 million in the second quarter of 2016 but declined from $61.1 million in the third quarter of 2015; and

•	In the current quarter, we had net income of $11.9 million, compared to a net loss of $4.2 million in the second quarter of 2016 and net income of $23.8 million in the third quarter of 2015.”

Mr. Gandossi continued: “During the current quarter, we continued to focus on high return projects to improve our operational efficiencies, including projects that improve our operational reliability and de-bottleneck certain processes. We are also moving forward with certain high value fiber logistics projects in Germany which, we hope, will further reduce our fiber costs and exposure to fiber supply risks.”

Mr. Gandossi concluded: “Currently, the NBSK pulp market is generally balanced, with world producer inventories at about 30 days’ supply. Looking forward to the fourth quarter of 2016, we currently expect overall steady pulp demand and stable pricing in Europe and China.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on January 4, 2017 to all shareholders of record on December 22, 2016. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015

Total revenues for the three months ended September 30, 2016 decreased by approximately 12% to $237.9 million from $270.9 million in the same quarter of 2015, primarily due to lower pulp revenues.

Pulp revenues in the third quarter of 2016 decreased by approximately 13% to $215.8 million from $249.1 million in the same quarter of 2015, due to lower sales volumes and lower pulp sales realizations.

Energy and chemical revenues in the third quarter of 2016 increased marginally to $22.1 million from $21.8 million in the same quarter of 2015, primarily due to higher chemical sales.

Pulp production decreased by approximately 2% to 361,800 ADMTs in the current quarter from 369,473 ADMTs in the same quarter of 2015. In the current quarter, we had an aggregate of 10 days (approximately 10,200 ADMTs) of annual maintenance downtime at our Rosenthal mill compared to 11 days (approximately 11,100 ADMTs) at such mill in the comparative quarter of 2015.

We estimate that annual maintenance downtime in the current quarter adversely impacted our Operating EBITDA by approximately $6.7 million, comprised of approximately $5.0 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance downtime.

Pulp sales volumes decreased by approximately 8% to 359,791 ADMTs in the current quarter from 390,216 ADMTs in the same quarter of 2015, primarily due to lower sales to China as our Stendal mill allocated certain volumes to Europe as a result of better realizations, managed inventories ahead of its fourth quarter scheduled maintenance downtime and, in the comparative quarter, had near record sales.

In the current quarter of 2016, list prices for NBSK pulp in Europe and China declined from the same quarter of 2015, largely as a result of the strong dollar. Average list prices for NBSK pulp in Europe were approximately $810 per ADMT in the third quarter of 2016, compared to approximately $843 per ADMT in the same quarter of 2015. Average list prices for NBSK pulp in China and North America were approximately $595 per ADMT and $998 per ADMT, respectively, in the third quarter of 2016, compared to approximately $638 per ADMT and $967 per ADMT, respectively, in the same quarter of 2015.

Average pulp sales realizations decreased by approximately 6% to $593 per ADMT in the third quarter of 2016 from approximately $632 per ADMT in the same quarter last year, primarily due to lower list prices largely resulting from the overall strength of the dollar which increases the cost of pulp for our customers primarily in Europe and China.

The impact of changes in the exchange rates for the dollar to the euro and the Canadian dollar on our dollar-denominated cash balances and receivables held at the mills reduced our operating income by $5.1 million when compared to the same quarter of the prior year.

Costs and expenses in the current quarter decreased by approximately 8% to $208.1 million from $226.9 million in the third quarter of 2015, primarily due to lower pulp sales volumes and fiber prices.

In the third quarter of 2016, operating depreciation and amortization was $17.9 million, compared to $16.9 million in the same quarter of 2015.

Selling, general and administrative expenses decreased to $10.1 million in the third quarter of 2016 from $12.5 million in the same quarter of 2015 due to lower costs associated with our completed NAFTA claim, for which we are awaiting a decision.

Transportation costs decreased by approximately 13% to $17.5 million in the current quarter from $20.0 million in the same quarter of 2015 primarily due to lower pulp sales volumes.

On average, in the current quarter overall fiber prices decreased by approximately 7% from the same quarter of 2015, primarily as a result of a balanced wood market and strong sawmilling activity in both Germany and the Celgar mill’s fiber basket. In the current quarter, in euro terms, average fiber prices in Germany were approximately 10% lower than the comparative quarter. In the current quarter, in Canadian dollar terms, average fiber prices for our Celgar mill were marginally lower than the comparative quarter.

In the third quarter of 2016, our operating income decreased by approximately 32% to $29.8 million from $44.0 million in the same quarter of 2015, primarily due to lower pulp sales realizations and sales volumes, partially offset by lower fiber prices.

Interest expense in the current quarter decreased to $12.8 million from $13.3 million in the same quarter of 2015, primarily as a result of lower indebtedness.

During the third quarter of 2016, income tax expense decreased to $5.1 million from $6.6 million in the same quarter of 2015 due to lower taxable income for our German subsidiaries.

For the third quarter of 2016, we had net income of $11.9 million, or $0.18 per basic and diluted share, compared to net income of $23.8 million, or $0.37 per basic and diluted share, in the same quarter of 2015.

In the third quarter of 2016, Operating EBITDA decreased by approximately 22% to $47.9 million from $61.1 million in the same quarter of 2015, primarily due to lower pulp sales realizations and sales volumes, partially offset by lower fiber prices.

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Total revenues for the nine months ended September 30, 2016 decreased by approximately 11% to $709.9 million from $795.4 million in the same period of 2015, primarily due to lower pulp revenues.

Pulp revenues in the nine months ended September 30, 2016 decreased by approximately 12% to $644.5 million from $729.9 million in the same period of 2015 due to lower pulp sales realizations and sales volumes.

Energy and chemical revenues remained essentially flat at $65.4 million in the nine months ended September 30, 2016 compared to $65.5 million in the same period of 2015.

Pulp production decreased marginally to 1,078,057 ADMTs in the nine months ended September 30, 2016 from 1,090,963 ADMTs in the same period of 2015. In the nine months ended September 30, 2016, we had annual maintenance downtime of a total of 31 days (approximately 39,800 ADMTs), 25 days of which were scheduled and 6 days of which were unscheduled to effect additional work at our Celgar mill. In the comparative period of 2015, we had scheduled annual maintenance downtime of 36 days (approximately 50,900 ADMTs).

We estimate that such maintenance downtime in the nine months ended September 30, 2016 adversely impacted our Operating EBITDA by approximately $27.3 million, comprised of approximately $20.3 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance downtime.

Pulp sales volumes decreased marginally to 1,083,570 ADMTs in the nine months ended September 30, 2016 compared to 1,111,257 ADMTs in the same period of 2015.

In the nine months ended September 30, 2016, list prices for NBSK pulp declined from the same period of 2015, largely as a result of the strong dollar and the impact of weakening hardwood pulp prices on NBSK pricing. Average list prices for NBSK pulp in Europe were approximately $800 per ADMT in the nine months ended September 30, 2016, compared to approximately $862 per ADMT in the same period of 2015. Average list prices for NBSK pulp in China and North America were approximately $601 per ADMT and $974 per ADMT, respectively, in the nine months ended September 30, 2016, compared to approximately $657 per ADMT and $981 per ADMT, respectively, in the same period of 2015.

Average pulp sales realizations decreased by approximately 10% to $588 per ADMT in the nine months ended September 30, 2016 from approximately $650 per ADMT in the same period last year primarily due to lower list prices.

In the nine months ended September 30, 2016, the dollar weakened by approximately 3% against the euro, compared to December 31, 2015, which reduced our dollar-denominated cash and receivables held by our German mills and contributed to the negative impact due to foreign exchange of approximately $4.7 million when compared to the same period of the prior year.

Costs and expenses in the nine months ended September 30, 2016 decreased by approximately 6% to $635.2 million from $673.9 million in the same period of 2015, primarily due to lower fiber prices, lower sales volumes and the reversal of a $7.2 million wastewater fee accrual at our Rosenthal mill.

In the nine months ended September 30, 2016, operating depreciation and amortization was $52.8 million, compared to $50.6 million in the same period of 2015.

Selling, general and administrative expenses decreased to $32.1 million in the nine months ended September 30, 2016 from $35.5 million in the same period of 2015 due to lower costs associated with our completed NAFTA claim.

Transportation costs decreased by approximately 11% to $50.8 million in the nine months ended September 30, 2016 from $57.4 million in the same period of 2015 primarily due to lower pulp shipments to China.

On average, in the nine months ended September 30, 2016, overall fiber prices decreased by approximately 7% from the same period of 2015, primarily as a result of a balanced wood market in both Germany and the Celgar mill’s fiber basket. In the nine months ended September 30, 2016, in euro terms, average fiber prices in Germany were approximately 9% lower than the comparative period of 2015. In the nine months ended September 30, 2016, in Canadian dollar terms, average fiber prices for our Celgar mill were marginally lower than the comparative period of 2015.

In the nine months ended September 30, 2016, our operating income decreased by approximately 39% to $74.7 million from $121.5 million in the same period of 2015, primarily due to lower pulp sales realizations, partially offset by lower fiber prices and the reversal of a wastewater fee accrual at our Rosenthal mill.

Interest expense in the nine months ended September 30, 2016 decreased to $38.7 million from $40.6 million in the same period of 2015, primarily as a result of lower indebtedness.

As a result of a weakening of the dollar versus the euro and Canadian dollar in the nine months ended September 30, 2016, we recorded a non-cash gain on the foreign exchange translation of certain intercompany debt between Mercer Inc. and its wholly owned subsidiaries, which increased our net income by $0.3 million.

In the nine months ended September 30, 2016, we had other expenses of $0.6 million which included a loss of $0.5 million due to the write-off of certain deferred financing costs associated with our repurchase and cancellation of $23.0 million of our 2019 Senior Notes.

During the nine months ended September 30, 2016, income tax expense decreased to $19.2 million from $21.8 million in the same period of 2015 due to lower taxable income for our German subsidiaries.

For the nine months ended September 30, 2016, we reported net income of $16.5 million, or $0.25 per basic and diluted share compared to net income of $53.8 million, or $0.84 per basic and $0.83 per diluted share, in the same period of 2015.

In the nine months ended September 30, 2016, Operating EBITDA decreased by approximately 26% to $127.9 million from $172.5 million in the same period of 2015, primarily as a result of lower pulp sales realizations, partially offset by lower fiber prices and the reversal of a wastewater fee accrual.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Net cash from operating activities	$111,179	$141,969
Net cash used in investing activities	(28,457)	(30,755)
Net cash used in financing activities	(44,145)	(22,335)
Effect of exchange rate changes on cash and cash equivalents	3,195	(4,763)

Net increase in cash and cash equivalents	$41,772	$84,116

The following table is a summary of selected financial information as at the dates indicated:

	September 30,	December 31,
	2016	2015
	(in thousands)
Financial Position
Cash and cash equivalents	$141,401	$99,629
Total current assets	$429,364	$388,811
Total current liabilities	$119,218	$104,421
Working capital	$310,146	$284,390

Total assets	$1,233,411	$1,182,817
Debt	$624,642	$638,043
Total liabilities	$814,093	$799,841
Total equity	$419,318	$382,976

As at September 30, 2016, we had approximately $132.6 million available under our revolving credit facilities.

As a result of the weakening of the dollar versus the euro and the Canadian dollar as at September 30, 2016, we recorded a non-cash increase in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash increase of approximately $38.7 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as an increase to our total equity.

Trading Symbol Change

Effective the open of markets on November 1, 2016, the symbol under which our common shares trade on the Toronto Stock Exchange will change from “MRI.U” to “MERC.U”.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, October 28, 2016 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/rdfmjm2h or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Pulp	$215,835	$249,141	$644,519	$729,924
Energy and chemicals	22,106	21,752	65,410	65,452

	237,941	270,893	709,929	795,376
Costs and expenses
Operating costs, excluding depreciation and amortization	180,124	197,506	550,293	587,747
Operating depreciation and amortization	17,923	16,890	52,810	50,587
Selling, general and administrative expenses	10,073	12,465	32,128	35,530

Operating income	29,821	44,032	74,698	121,512

Other income (expenses)
Interest expense	(12,791)	(13,275)	(38,718)	(40,635)
Foreign exchange gain (loss) on intercompany debt	21	(20)	304	(4,432)
Other expenses	(16)	(398)	(649)	(868)

Total other expenses	(12,786)	(13,693)	(39,063)	(45,935)

Income before provision for income taxes	17,035	30,339	35,635	75,577

Current income tax provision	(1,766)	(2,789)	(6,891)	(9,290)
Deferred income tax provision	(3,343)	(3,790)	(12,290)	(12,481)

Net income	$11,926	$23,760	$16,454	$53,806

Net income per common share
Basic	$0.18	$0.37	$0.25	$0.84
Diluted	$0.18	$0.37	$0.25	$0.83

Cash dividends declared per common share	$0.115	$0.115	$0.345	$0.115

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$141,401	$99,629
Restricted cash	7,979	9,230
Accounts receivable	130,760	134,254
Inventories	143,623	141,001
Prepaid expenses and other	5,601	4,697

Total current assets	429,364	388,811

Property, plant and equipment, net	779,606	762,391
Intangible and other assets	7,922	8,461
Deferred income tax	16,519	23,154

Total assets	$1,233,411	$1,182,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$118,193	$103,450
Pension and other post-retirement benefit obligations	1,025	971

Total current liabilities	119,218	104,421

Debt	624,642	638,043
Interest rate derivative liability	2,957	6,533
Pension and other post-retirement benefit obligations	26,161	25,374
Capital leases and other	22,555	12,299
Deferred income tax	18,560	13,171

Total liabilities	814,093	799,841

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 64,694,000 issued and outstanding (2015 – 64,502,000)	64,656	64,424
Additional paid-in capital	331,641	329,246
Retained earnings	155,019	160,880
Accumulated other comprehensive loss	(131,998)	(171,574)

Total shareholders’ equity	419,318	382,976

Total liabilities and shareholders’ equity	$1,233,411	$1,182,817

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash flows from (used in) operating activities
Net income	$11,926	$23,760	$16,454	$53,806
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	18,031	17,086	53,212	50,956
Deferred income taxes	3,343	3,790	12,290	12,481
Foreign exchange (gain) loss on intercompany debt	(21)	20	(304)	4,432
Defined benefit pension plan and other post-retirement benefit plan expense	446	533	1,320	1,627
Stock compensation expense	972	427	2,627	1,785
Other	1,598	1,109	2,857	2,377
Defined benefit pension plan and other post-retirement benefit plan contributions	(421)	(431)	(1,305)	(1,344)
Changes in working capital
Accounts receivable	(3,533)	10,623	8,968	(12,059)
Inventories	(7,695)	(2,054)	3,293	(7,702)
Accounts payable and accrued expenses	11,980	18,522	11,877	36,593
Other	(190)	(1,695)	(110)	(983)

Net cash from (used in) operating activities	36,436	71,690	111,179	141,969

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(8,562)	(9,413)	(28,977)	(28,184)
Purchase of intangible assets	(208)	(1,005)	(1,144)	(2,895)
Decrease in restricted cash	—	—	1,595	—
Other	(678)	27	69	324

Net cash from (used in) investing activities	(9,448)	(10,391)	(28,457)	(30,755)

Cash flows from (used in) financing activities
Repurchase of notes and repayment of debt	—	—	(23,079)	(10,763)
Dividend payments	(7,440)	—	(22,293)	—
Proceeds from (repayment of) revolving credit facilities, net	7,662	(12,881)	7,662	(3,358)
Payment of interest rate derivative liability	—	—	(5,852)	(7,015)
Other	420	(578)	(583)	(1,199)

Net cash from (used in) financing activities	642	(13,459)	(44,145)	(22,335)

Effect of exchange rate changes on cash and cash equivalents	1,120	(1,419)	3,195	(4,763)

Net increase in cash and cash equivalents	28,750	46,421	41,772	84,116
Cash and cash equivalents, beginning of period	112,651	90,867	99,629	53,172

Cash and cash equivalents, end of period	$141,401	$137,288	$141,401	$137,288

Supplemental cash flow disclosure
Cash paid for interest	$1,396	$1,138	$26,031	$27,043
Cash paid for income taxes	$2,954	$412	$12,265	$1,227

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as benchmarks relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, or as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies. The following table sets forth a reconciliation of net income to Operating EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$11,926	$23,760	$16,454	$53,806
Income tax provision	5,109	6,579	19,181	21,771
Interest expense	12,791	13,275	38,718	40,635
Foreign exchange (gain) loss on intercompany debt	(21)	20	(304)	4,432
Other expenses	16	398	649	868

Operating income	29,821	44,032	74,698	121,512
Add: Depreciation and amortization	18,031	17,086	53,212	50,956

Operating EBITDA	$47,852	$61,118	$127,910	$172,468

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